Exhibit 1

December 17, 2004

BB&T CAPITAL MARKETS, A Division of Scott & Stringfellow, Inc.

ROBERT W. BAIRD & CO., and

FERRIS, BAKER WATTS, INCORPORATED

As Representatives of the Several Underwriters

c/o BB&T Capital Markets, a Division of Scott & Stringfellow, Inc. (“BBTCM”)

909 East Main Street, Seventh Floor North

Richmond, Virginia 23219

Attention:

Ladies and Gentlemen:

The undersigned is an owner of record or beneficially of certain shares of Class A Common Stock or Class B Common Stock, each par value $.01 per share (“Class A Common Stock” and “Class B Common Stock”, respectively, and collectively, “Common Stock”), of Comstock Homebuilding Companies, Inc, a Delaware corporation (the “Company”) or securities convertible into or exchangeable or exercisable for Common Stock.  The Company proposes to carry out a public offering (the “Offering”) of Class A Common Stock for which you will act as the representatives of the underwriters involved in the Offering.  The undersigned acknowledges and agrees that the Offering will benefit the undersigned and the Company by, among other things, raising additional capital for the Company’s operations.  The undersigned acknowledges and agrees that you and the other underwriters involved in the Offering are relying on the understandings and agreements of the undersigned contained in this letter agreement (this “Agreement”) and would not carry out the Offering nor enter into an underwriting arrangement with the Company with respect to the Offering without the benefit of the undersigned’s understandings and agreements contained in this Agreement.

The undersigned agrees not to, and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned’s household and any trustee of any trust that holds Securities (as hereinafter defined) for the benefit of the undersigned or such spouse or family member not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell, loan, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of, any securities of the Company that are substantially similar to the Common Stock or any other capital stock of the Company or any securities convertible into, or exchangeable for, Common Stock or any other capital stock of the Company or any such similar securities (collectively, “Securities”), or publicly announce an intention to do any of the foregoing, on or before the 180th day after the date of the final prospectus used in connection with the Offering (the “Lock-Up Period”) without the prior written consent of BBTCM which may be granted or denied in BBTCM’s sole discretion; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up

Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless BBTCM, in its sole discretion, waives such extension in writing.

The foregoing restrictions have been expressly agreed to by the undersigned so as to preclude the undersigned (or such spouse, family member or trustee) from engaging in any hedging or other transaction that is designed to or could reasonably be expected to lead to or result in a disposition of Securities or any of the economic consequences of ownership of the Securities during the Lock-Up Period, even if such Securities would be disposed of by someone other than the holder or the transaction would be settled by delivery of a type of consideration other than Securities.  Such prohibited hedging or other transaction would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based marked basket or index) that includes, relates to or derives any significant part of its value from Securities.  The foregoing restrictions shall not apply to bona fide gifts by the undersigned, provided that (i) each resulting transferee of Securities executes and delivers an agreement satisfactory to you certifying that such transferee is bound by the terms of this Agreement and has been in compliance with the terms hereof since the date first above written as if the transferee had been an original party hereto and (ii) to the extent an interest is retained by the undersigned (or such spouse or family member), those Securities shall remain subject to the restrictions contained in this Agreement.  The foregoing restrictions shall also not apply to the exercise by the undersigned of outstanding stock options held by the undersigned, provided that the Securities received by the undersigned upon any such exercise shall be subject to the provisions of this Agreement during the Lock-Up Period.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Securities held by the undersigned or such spouse, family member or trustee as described herein except in compliance with this Agreement.

This Agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and permitted assigns of the undersigned.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

/s/ Christopher Clemente
	Name:	Christopher Clemente
	Address:	10029 Windy Hollow Road
Great Falls, Virginia 22066
Dated: December 17, 2004